May 9, 2008

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Reports Financial Results for First Quarter 2008

LINCOLN, NE – May 9, 2008 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), announced today it had recorded a $42.1 million, or $2.49 per diluted share, non-cash goodwill impairment charge to the Company’s first quarter 2008 earnings. The charge, which was required under generally accepted accounting principles, has no impact on the Company’s liquidity, cash flows or regulatory capital and is in response to the on-going volatility in the financial industry and the overall impact this volatility has had on market prices of most banking stocks.

In preparation for sale of all the nonperforming loans previously originated by Florida-based TransLand Financial Services (“TransLand”), the Bank recorded a $14.5 million provision for loan losses, wrote down the fair value of the remaining nonperforming TransLand portfolio and is working with an investment banking firm that specializes in the sale of mortgage and consumer loan and REO portfolios who is marketing these TransLand loans. The $14.5 million provision was part of a $39.9 million provision for loan losses recorded during the three months ended March 31, 2008.

As a result of these charges, the Company recorded a net loss of $60.9 million, or $3.60 per diluted share, for the three months ended March 31, 2008. This compares to net income of $9.4 million, or $0.55 per diluted share, for the same period one year ago.

“Today’s financial and credit environment is one of the most challenging our country has experienced in decades,” said Gilbert G. Lundstrom, chairman and chief executive officer. “We have taken a number of steps to address the challenging issues facing TierOne. We remain focused on our fundamental core operations, combined with our financially solid capital position, to lead us through this unprecedented period of market disruption.”

Synopsis of First Quarter 2008 Performance

Net Interest Income
For the three months ended March 31, 2008, net interest income totaled $23.1 million, a decrease of 26.0 percent, compared to $31.2 million for the same period in 2007. The quarter-over-quarter decrease resulted primarily from declines in interest income generated by net loans receivable due to the declining interest rate environment and the Bank’s increased level of nonperforming loans.

Average interest rate spread and net interest margin were 2.47 percent and 2.85 percent, respectively, for the three months ended March 31, 2008 compared to 3.50 percent and 3.93 percent, respectively, for the same period one year ago. The decline in average interest rate spread and net interest margin primarily resulted from declines in yields earned on loans receivable and higher levels of nonperforming loans.

Noninterest Income
Noninterest income for the three months ended March 31, 2008 increased 17.6 percent to $8.2 million compared to $7.0 million earned during the comparable period one year ago. The period-over-period increase was attributable primarily to a $681,000 gain associated with VISA Inc.‘s initial public offering and a $626,000 increase in the gain on sale of loans held for sale.

Noninterest Expense
For the three months ended March 31, 2008, total noninterest expense was $64.6 million, an increase of $43.1 million, compared to $21.5 million for the three months ended March 31, 2007. The increase in noninterest expense was primarily the result of a one-time $42.1 million non-cash write-off of goodwill.

In 2004, the Company recorded goodwill and other intangible assets following its acquisition of United Nebraska Financial Co. Under applicable accounting rules, goodwill is an asset which must be supported by the Company’s market value. Under these same rules, the Company is also required to periodically assess goodwill in relationship to its market capitalization and shareholders’ equity.

The Company performed a goodwill impairment test as of March 31, 2008 due to adverse changes in the business climate. As a result of a decline in the market value of the Company’s common stock, the Company determined that the entire goodwill amount was impaired, and recorded a $42.1 million goodwill impairment charge to write-off goodwill at March 31, 2008. Since the write-off of goodwill is a non-cash accounting charge, it had no impact on the Company’s liquidity or cash flows. In addition, the charge did not impact the Company’s regulatory capital.

Asset Quality
Deterioration in the nation’s economic conditions, which began in the latter half of 2007 and has continued into the first quarter of 2008, has negatively impacted the Bank’s asset quality. Total nonperforming loans at March 31, 2008 were $127.1 million, or 4.40 percent of net loans, compared to $128.5 million, or 4.32 percent of net loans, at December 31, 2007. The decrease in first quarter 2008 nonperforming loans was primarily the result of an $8.1 million decline in nonperforming residential construction loans partially offset by a $5.4 million increase in nonperforming land development loans. The Bank’s $127.1 million of nonperforming loans at March 31, 2008 consisted of $49.6 million of residential construction loans, $44.1 million of land development loans, $19.2 million of commercial construction loans and $14.2 million of other loans.

After charge-offs, nonperforming residential construction loans totaled $49.6 million at March 31, 2008; a decline of $8.1 million, or 14.0 percent, compared to $57.7 million at December 31, 2007. Included within the $49.6 million of nonperforming residential construction loans at March 31, 2008 were $13.2 million of TransLand-related loans which were reclassified as held for sale at March 31, 2008.

Total nonperforming land development loans increased $5.4 million, or 13.8 percent, to $44.1 million at March 31, 2008 compared to $38.7 million at December 31, 2007. The nonperforming land development loans consisted of five residential properties in the Las Vegas, Nevada area totaling $38.5 million, six residential properties in Nebraska amounting to $2.8 million and one residential land development property each in Minnesota and Illinois totaling $1.5 million and $1.2 million, respectively.

At March 31, 2008, nonperforming commercial construction loans totaled $19.2 million; the same level as reported at December 31, 2007. The $19.2 million in nonperforming commercial construction loans relates to one upscale, 113-unit condominium project located within a suburban area of Las Vegas, Nevada. The multi-phase project, with units in various stages of construction including the substantially completed 33-unit first phase, was funded by the Bank and three other financial institutions with total committed loans by all institutions of $84.8 million. Many of the units were under contract for purchase prior to the commencement of the construction project. Following the builder’s voluntary bankruptcy, a court-appointed trustee working in conjunction with the four financial institutions has identified a local builder and sales agent to complete the project and sell the remaining units.

The Company’s allowance for loan losses was $78.5 million at March 31, 2008, inclusive of provision for loan losses and offsetting net charge-offs, compared to $66.5 million at December 31, 2007. The allowance for loan losses as a percentage of net loans increased to 2.72 percent at March 31, 2008 compared to 2.24 percent at year-end 2007. Provisions for loan losses recorded during the three months ended March 31, 2008 totaled $39.9 million compared to $1.5 million for the three months ended March 31, 2007. The first quarter 2008 provision for loan losses was primarily related to Las Vegas, Nevada and TransLand-related loans.

Charged-off loans, net of recoveries, for the three months ended March 31, 2008 were $28.5 million compared to $691,000 for the same period one year ago. The quarter-over-quarter net increase was primarily attributable to charging off $23.0 million of TransLand-related loans during the three months ended March 31, 2008.

The Bank maintains a corporate policy of not participating in subprime residential real estate lending or negative amortizing mortgage products. The Office of Thrift Supervision (“OTS”), the Bank’s federal regulatory agency, defines subprime loans as loans to borrowers displaying one or more credit risk characteristics including lending to a borrower with a credit bureau risk score (“FICO”) of 660 or below. Furthermore, the Bank has not participated in collateralized loan obligations, collateralized debt obligations, structured investment vehicles or asset-backed commercial paper.

The Bank has taken a series of additional steps to realign certain credit administration functions, including the addition of personnel with extensive background and expertise in credit analysis. Furthermore, the Bank has tightened credit policies and limited exposure in selected business lines and geographic markets.

Consolidated Statements of Financial Condition
Total assets at March 31, 2008 were $3.4 billion, a decrease of 4.6 percent, compared to $3.5 billion at December 31, 2007. The decline in total assets during the first three months of 2008 was primarily the result of an $89.6 million decrease in net loans receivable, the write-off of $42.1 million of goodwill and an $18.0 million reduction in cash and cash equivalents.

Total liabilities declined 3.2 percent to $3.1 billion at March 31, 2008, compared to $3.2 billion at year-end 2007. Decreases of $74.8 million in total deposits and $21.3 million in FHLBank advances and other borrowings contributed to the decline in first quarter 2008 total liabilities.

Stockholders’ equity declined $60.4 million to $285.2 million at March 31, 2008 compared to $345.6 million at December 31, 2007. The 2008 year-to-date decrease in stockholders’ equity resulted primarily from a $62.3 million decline in retained earnings primarily related to the write-off of $42.1 million in goodwill.

During the three months ended March 31, 2008, the Company did not repurchase any of its common stock. On March 20, 2008, the Company’s Board of Directors announced it had authorized a buyback of up to ten percent, or 1,797,592 shares, of its common stock to be repurchased on the open market from time to time as conditions warrant.

The Company paid an $0.08 per share quarterly cash dividend on March 31, 2008 to shareholders of record at March 14, 2008.

During the three months ended March 31, 2008, the Bank’s levels of tangible, core and risk-based capital continue to exceed all federally mandated capital requirements. Since becoming a public company in 2002, the Bank has consistently been recognized as “well capitalized” by the federal government; the highest rating awarded to federally insured financial institutions.

Other Developments
On March 20, 2008, the Company terminated its merger agreement with CapitalSource Inc. Pursuant to the terms of the agreement, which was initially executed on May 17, 2007, the Company had the right to terminate the merger agreement if the proposed merger was not completed by February 17, 2008. No termination fee was payable by the Company as a result of its termination of the merger agreement.

Corporate Profile
TierOne Corporation is the parent company of TierOne Bank, a $3.4 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska. Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan, including issues associated with a more diversified loan portfolio; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; unanticipated issues that may arise relative to loan loss provisions and charge-offs in connection with the Company’s loan portfolio and the resolution of the TransLand matter, as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

TierOne Corporation and Subsidiaries
Consolidated Statements of Financial Condition
March 31, 2008 (Unaudited) and December 31, 2007

(Dollars in thousands, except per share data)	March 31, 2008	December 31, 2007
ASSETS
Cash and due from banks	$86,437	$79,561
Federal funds sold	137,000	161,900

Total cash and cash equivalents	223,437	241,461

Investment securities:
Held to maturity, at cost which approximates fair value	64	70
Available for sale, at fair value	118,431	130,481
Mortgage-backed securities, available for sale, at fair value	5,621	6,689
Loans receivable:
Net loans (includes loans held for sale of $38,693 and $9,348
at March 31, 2008 and December 31, 2007, respectively)	2,886,512	2,976,129
Allowance for loan losses	(78,507)	(66,540)

Net loans after allowance for loan losses	2,808,005	2,909,589

FHLBank Topeka stock, at cost	66,599	65,837
Premises and equipment, net	37,422	38,028
Accrued interest receivable	18,373	21,248
Goodwill	--	42,101
Other intangible assets, net	6,353	6,744
Mortgage servicing rights (lower of cost or market), net	15,461	14,530
Other assets	76,817	60,988

Total assets	$3,376,583	$3,537,766

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$2,355,739	$2,430,544
FHLBank Topeka advances and other borrowings	667,993	689,288
Advance payments from borrowers for taxes, insurance and
other escrow funds	32,657	30,205
Accrued interest payable	5,556	6,269
Accrued expenses and other liabilities	29,470	35,870

Total liabilities	3,091,415	3,192,176

Stockholders’ equity:
Preferred stock, $0.01 par value. 10,000,000 shares
authorized; none issued	--	--
Common stock, $0.01 par value. 60,000,000 shares authorized;
18,059,946 and 18,058,946 shares issued at March 31, 2008
and December 31, 2007, respectively	226	226
Additional paid-in capital	367,534	366,042
Retained earnings, substantially restricted	32,354	94,630
Treasury stock, at cost; 4,515,129 and 4,516,129 shares at
March 31, 2008 and December 31, 2007, respectively	(104,985)	(105,008)
Unallocated common stock held by Employee Stock
Ownership Plan	(9,783)	(10,159)
Accumulated other comprehensive loss, net	(178)	(141)

Total stockholders’ equity	285,168	345,590

Total liabilities and stockholders’ equity	$3,376,583	$3,537,766

TierOne Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended March 31,
(Dollars in thousands, except per share data)	2008	2007
Interest income:
Loans receivable	$47,563	$56,065
Investment securities	2,169	2,429
Other interest-earning assets	1,509	171

Total interest income	51,241	58,665

Interest expense:
Deposits	20,719	17,896
FHLBank Topeka advances and other borrowings	7,433	9,574

Total interest expense	28,152	27,470

Net interest income	23,089	31,195
Provision for loan losses	39,940	1,468

Net interest income (loss) after provision for loan losses	(16,851)	29,727

Noninterest income:
Fees and service charges	5,530	5,501
Debit card fees	945	761
Loss from real estate operations, net	(107)	(134)
Net gain (loss) on sales of:
Loans held for sale	1,254	628
Real estate owned	(18)	(5)
Other operating income	635	253

Total noninterest income	8,239	7,004

Noninterest expense:
Salaries and employee benefits	13,198	13,118
Goodwill impairment	42,101	--
Occupancy, net	2,376	2,413
Data processing	657	621
Advertising	1,113	1,002
Other operating expense	5,151	4,345

Total noninterest expense	64,596	21,499

Income (loss) before income taxes	(73,208)	15,232
Income tax expense (benefit)	(12,279)	5,854

Net income (loss)	$(60,929)	$9,378

Net income (loss) per common share, basic	$(3.60)	$0.56

Net income (loss) per common share, diluted	$(3.60)	$0.55

Dividends declared per common share	$0.08	$0.07

Average common shares outstanding, basic (000’s)	16,919	16,601

Average common shares outstanding, diluted (000’s)	16,919	17,161

TierOne Corporation and Subsidiaries
Average Balances, Net Interest Income, Yields Earned and Cost of Funds

	Three Months Ended March 31,
	2008			2007
(Dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Federal funds sold	187,694	1,509	3.22%	13,090	171	5.23%
Investment securities (1)	192,941	2,100	4.35	173,340	2,306	5.32
Mortgage-backed securities (1)	6,284	69	4.39	11,578	123	4.25
Loans receivable (2)	2,857,916	47,563	6.66	2,980,236	56,065	7.52

Total interest-earning assets	3,244,835	51,241	6.32%	3,178,244	58,665	7.38%
Noninterest-earning assets	248,501			210,954

Total assets	3,493,336			3,389,198

Interest-bearing liabilities:
Interest-bearing checking accounts	327,792	809	0.99%	344,974	972	1.13%
Savings accounts	205,156	1,327	2.59	45,731	54	0.47
Money market accounts	355,416	1,946	2.19	401,736	3,027	3.01
Time deposits	1,373,363	16,637	4.85	1,147,523	13,843	4.83

Total interest-bearing deposits	2,261,727	20,719	3.66	1,939,964	17,896	3.69
FHLBank Topeka advances and
other borrowings	662,236	7,433	4.49	892,093	9,574	4.29

Total interest-bearing liabilities	2,923,963	28,152	3.85%	2,832,057	27,470	3.88%
Noninterest-bearing accounts	142,996			132,173
Other liabilities	79,973			67,300

Total liabilities	3,146,932			3,031,530
Stockholders’ equity	346,404			357,668

Total liabilities and stockholders’ equity	3,493,336			3,389,198

Net interest-earning assets	320,872			346,187
Net interest income; average interest rate spread		23,089	2.47%		31,195	3.50%
Net interest margin (3)			2.85%			3.93%
Average interest-earning assets to average interest-
bearing liabilities			110.97%			112.22%

(1)  Includes securities available for sale and held to maturity. Investment securities also includes FHLBank Topeka stock.
(2)  Includes nonperforming loans during the respective periods. Calculated net of unamortized premiums, discounts and deferred fees, loans in process and allowance for loan losses.
(3)  Equals net interest income (annualized) divided by average interest-earning assets.

TierOne Corporation and Subsidiaries
Loan Portfolio Composition

The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	March 31, 2008		December 31, 2007
(Dollars in thousands)	Amount	%	Amount	%
Real estate loans:
One-to-four family residential (1)	$316,680	9.87%	$314,623	9.41%
Second mortgage residential	90,218	2.81	95,477	2.86
Multi-family residential	151,452	4.72	106,678	3.19
Commercial real estate	335,294	10.45	370,910	11.10
Land and land development (1)	458,551	14.30	473,346	14.16
Residential construction (1)	444,209	13.85	513,560	15.36
Commercial construction	501,886	15.65	540,797	16.18
Agriculture	91,334	2.85	91,068	2.72

Total real estate loans	2,389,624	74.50	2,506,459	74.98

Business	253,217	7.89	252,712	7.56

Agriculture - operating	93,808	2.93	100,365	3.00

Warehouse mortgage lines of credit	86,404	2.69	86,081	2.58

Consumer loans:
Home equity	68,121	2.13	72,517	2.17
Home equity lines of credit	119,097	3.71	120,465	3.60
Home improvement	43,344	1.35	46,045	1.38
Automobile	83,265	2.60	87,079	2.60
Other	70,641	2.20	71,141	2.13

Total consumer loans	384,468	11.99	397,247	11.88

Total loans	3,207,521	100.00%	3,342,864	100.00%

Unamortized premiums, discounts
and deferred loan fees	9,584		9,451
Loans in process (2)	(330,593)		(376,186)

Net loans	2,886,512		2,976,129
Allowance for loan losses	(78,507)		(66,540)

Net loans after allowance for loan losses	2,808,005		2,909,589

(1) Includes loans held for sale	$38,693		$9,348

(2) Loans in process represents the undisbursed portion of construction and land development loans.

TierOne Corporation and Subsidiaries
Allowance for Loan Loss Activity

	At or for the Three Months Ended March 31,
(Dollars in thousands)	2008	2007
Allowance for loan losses at beginning of period	$66,540	$33,129
Charge-offs	(28,767)	(874)
Recoveries on loans previously charged-off	306	183
Change in reserve for unfunded loan commitments	488	--
Provision for loan losses	39,940	1,468

Allowance for loan losses at end of period	$78,507	$33,906

Allowance for loan losses as a percentage of net loans	2.72%	1.11%
Allowance for loan losses as a percentage of nonperforming loans	61.75%	84.16%
Ratio of net charge-offs during the year as a percentage of
average loans outstanding during the year	3.98%	0.09%

TierOne Corporation and Subsidiaries
Selected Financial and Other Data

(Dollars in thousands)	March 31, 2008	December 31, 2007
Selected Financial and Other Data:
Total assets	$3,376,583	$3,537,766
Cash and cash equivalents	223,437	241,461
Investment securities:
Held to maturity, at cost which approximates fair value	64	70
Available for sale, at fair value	118,431	130,481
Mortgage-backed securities, available for sale, at fair value	5,621	6,689
Loans receivable:
Loans held for sale	38,693	9,348
Total loans receivable	3,168,828	3,333,516
Unamortized premiums, discounts and deferred loan fees	9,584	9,451
Loans in process	(330,593)	(376,186)

Net loans	2,886,512	2,976,129
Allowance for loan losses	(78,507)	(66,540)

Net loans after allowance for loan losses	2,808,005	2,909,589

Deposits	2,355,739	2,430,544
FHLBank Topeka advances and other borrowings	667,993	689,288
Stockholders’ equity	285,168	345,590
Nonperforming loans	127,131	128,490
Nonperforming assets	139,921	134,895
Allowance for loan losses	78,507	66,540
Nonperforming loans as a percentage of net loans	4.40%	4.32%
Nonperforming assets as a percentage of total assets	4.14%	3.81%
Allowance for loan losses as a percentage of
nonperforming loans	61.75%	51.79%
Allowance for loan losses as a percentage of net loans	2.72%	2.24%

	Three Months Ended March 31,
Selected Operating Ratios:	2008	2007
Average yield on interest-earning assets	6.32%	7.38%
Average rate on interest-bearing liabilities	3.85%	3.88%
Average interest rate spread	2.47%	3.50%
Net interest margin	2.85%	3.93%
Average interest-earning assets to average
interest-bearing liabilities	110.97%	112.22%
Net interest income (loss) after provision for loan
losses to noninterest expense	-26.09%	138.27%
Total noninterest expense to average assets	7.40%	2.54%
Efficiency ratio (1)	204.95%	55.17%
Return on average assets	-6.98%	1.11%
Return on average equity	-70.36%	10.49%
Average equity to average assets	9.92%	10.55%
Return on tangible equity (2)	-81.08%	12.08%

(1)	Efficiency ratio is calculated as total noninterest expense, less amortization expense of intangible assets, as a percentage of the sum of net interest income and noninterest income.
(2)	Return on tangible equity is calculated as annualized net income as a percentage of average stockholders’ equity adjusted for goodwill and other intangible assets.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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